FOURTH AMENDMENT LEASE AGREEMENT

This Fourth Amendment to Lease Agreement ("Amendment") is entered into as of July 13, 2018 (the "Effective Date"), by and between BRIAN AVERY, Trustee of the 1983 Avery Investments Trust ("Landlord") and eHEALTHINSURANCE SERVICES, INC., a Delaware corporation ("Tenant").

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of May, 2004, as amended by that certain First Amendment to Lease dated May, 2009, as further amended by that certain Second Amendment to Lease dated July 1, 2010, and as further amended by that certain Third Amendment to Lease dated July 8, 2011 (as previously amended, the "Original Lease"; as amended hereby, the "Lease"), for Premises consisting of that certain Building containing approximately 17,740 square feet, commonly known as 440 Middlefield Road, Mountain View, California, all as more particularly described in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to extend the Term thereof, and to modify or amend certain other provisions of the Original Lease as more particularly described below, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals; Defined Terms. The Recitals set forth above are true and correct and are incorporated into the body of this Amendment as though set forth herein. Except as otherwise expressly provided herein, the capitalized terms used herein shall have the meanings set forth in the Original Lease.

2. Extension of Term. Effective as of the date hereof, the Original Lease is hereby amended to provide that the Term of the Lease shall be extended for an additional period of four (4) months, commencing September 1, 2018 and ending on December 31, 2018.

3. Base Rent. Section 3.1 of the Original Lease is hereby amended to provide that Monthly Base Rent for the period from September 1, 2018, through December 31, 2018, shall be payable in the amount of Eighty Six Thousand Thirty Nine and no/100 Dollars **($86,039.00)** per month. The foregoing amounts are not subject to any adjustment pursuant to Section 3.1 or Section 6.6(a)(iii) of the Original Lease.

4. Condition of Premises. Tenant agrees and acknowledges that Landlord has not agreed to perform or pay for any improvements or upgrades at the Premises for the benefit of Tenant and confirms its continued occupancy of the Premises for the extended Term effected hereby in its "AS-IS", "WHERE IS" condition, and that, as of the date hereof, Landlord is not in default of any of its obligations under the Lease with respect to the Premises and/or the Property. Without limiting the

foregoing, Tenant expressly agrees that Landlord does not re-make the warranties subject to the "Warranty Period" in the Original Lease as of the commencement of the extended Term, and all such terms and conditions are hereby deleted from the Lease. Tenant acknowledges that (i) Landlord's agreement to the short-term extension of the Term effected hereby is a concession to Tenant made at Tenant's request, and (ii) Landlord intends to commence upgrade work on the exterior of the Premises prior to the Expiration Date (in connection with re-letting the Premises), as extended hereby, and therefore in consideration for Landlord's agreement to extend the Term as provided herein, Tenant agrees that Landlord's work on the exterior areas of the Premises may commence at any time prior to Term expiration and further agrees that no interference with Tenant's use and occupancy of the Premises by reason of such work will be deemed a constructive eviction or will otherwise entitle Tenant to any reduction in Rent or other remedies or claims under the Lease or otherwise.

5. Commissions. Each Party hereby represents and warrants to the other that it has not retained or worked with any broker or finder in connection with the negotiation of this Amendment and/or the consummation of the transaction contemplated hereby. Landlord and Tenant do each hereby agree to indemnify, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any broker, finder or other similar party (other than Broker) by reason of any dealings or actions of the indemnifying party, including any costs, expenses and/or attorneys' fees reasonably incurred with respect thereto. The obligation to indemnify, defend and hold harmless as set forth in the immediately preceding sentence shall survive the termination of the Lease.

6. Ratification. Except as expressly modified herein, the terms and conditions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall control.

7. Counterparts. This Agreement may be executed by facsimile or scanned .pdf (or DocuSign or similar electronic file format) and in counterparts, each of which shall be deemed an original, and such counterparts, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

LANDLORD:

____
BRIAN AVERY, Trustee of the 1983
Avery Investments Trust

TENANT:

eHEALTHINSURANCE SERVICES, INC.,
a Delaware corporation

By: ____________________________
Scott Giesler
Its: SVP, General Counsel and Secretary